Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Can B Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price (1)	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee

Equity	Common stock, no par value per share (2)	457(c)	6,760,336	(3)	$.048	$3,244,962	$0.0001102	$357.59
	Total Offering Amounts				—	—	—	$357.59
	Fees Previously Paid							$—
	Total Fee Offsets							—
	Net Fee Due							$357.59

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low sales prices of the Registrant’s common stock, as reported on the OTCQB Venture Market on May 10, 2023.

(2)	Pursuant to Rule 416 under the Securities Act, also includes an indeterminable number of shares of common stock that may become issuable by reason of stock splits, stock dividends, and similar transactions.

(3)	Includes which may be issued (i) upon conversion of a convertible promissory note in the aggregate principal amount of $2,200,529 issued to Walleye Opportunities Master Fund Ltd (“Walleye”) and (ii) upon the exercise of a Warrant dated February 27, 2023 issued to Walleye.